Exhibit (d)(13)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1, effective as of May 1, 2017 (“Amendment No. 1”), to the Investment Advisory Agreement dated May 1, 2011 (“Agreement”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and GAMCO Asset Management, Inc., a New York corporation (“GAMCO” or “Adviser”).

FMG LLC and GAMCO agree to modify the Agreement as follows:

1. Name Changes. The names of EQ/GAMCO Mergers and Acquisitions Portfolio and EQ/GAMCO Small Company Value Portfolio are changed to 1290 VT GAMCO Mergers & Acquisitions Portfolio and 1290 VT GAMCO Small Company Value Portfolio, respectively.

2. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		GAMCO ASSET MANAGEMENT, INC.

By:		By:
	Michal Levy Senior Vice President and Chief Operating Officer		Name: Title:

APPENDIX A

TO

AMENDMENT NO. 1

TO THE

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee
1290 VT GAMCO Small Company Value Portfolio (fka, EQ/GAMCO Small Company Value Portfolio)	0.40% of the Portfolio’s average daily net assets up to and including $1 billion; and 0.30% of the Portfolio’s average daily net assets in excess of $1 billion.

1290 VT GAMCO Mergers & Acquisitions Portfolio (fka, EQ/GAMCO Mergers and Acquisitions Portfolio)	0.45% of the Portfolio’s average daily net assets up to and including $100 million; and 0.40% of the Portfolio’s average daily net assets in excess of $100 million.